Exhibit 2

REPORT OF THE BOARD OF DIRECTORS TO SHAREHOLDERS
OF GENTIUM S.P.A. REGARDING
ORDINARY SHAREHOLDERS’ MEETING

Dear Shareholders and Holders of American Depositary Shares:

An Ordinary Shareholders’ Meeting of Gentium S.p.A. (the “Company”) has been called in order to (i) approve the 2012 Italian GAAP financial statements of the Company and related documents, (ii) set the number of members of the Board of Directors of the Company and elect each member of the Board of Directors of the Company for the fiscal year 2013 term, (iii) approve director compensation for the fiscal year 2013 term, (iv) approve the engagement of Reconta Ernst & Young S.p.A. as the Company’s independent auditor for the year 2013 with respect to the Company’s U.S. GAAP financial statements and approve its relevant compensation, and (v) approve the engagement of the Reconta Ernst & Young S.p.A as the Company’s independent auditor for the three year period 2013/2015 with respect to the Company’s Italian GAAP financial statements and approve its relevant compensation.

The “first call” for this meeting is April 29, 2013 at 3:00 p.m., Italian time, at the registered office of the Company in Villa Guardia (Como), Piazza XX Settembre no. 2.  Should a quorum not be present for the first call (attendance by shareholders representing at least half of the outstanding ordinary shares of the Company), a “second call” for this meeting will be on May 10, 2013 at the same time and place. There is no quorum requirement at the second call.

Holders of the Company’s American Depositary Shares (“ADSs”) of record on February 28, 2013 will be able to instruct The Bank of New York, the Company’s depositary of the ordinary shares representing the ADSs, to vote those ordinary shares at the meeting pursuant to the terms of the Deposit Agreement dated as of June 15, 2005 between the Company and The Bank of New York. The Bank of New York will vote its ordinary shares pursuant to the instructions it receives from the ADS holders at either the first call or the second call, as the case may be. The affirmative vote of the majority of the shareholders present at either the first call (if a quorum is present), or second call (if necessary), is required to approve any resolution proposed at the Ordinary Shareholders’ Meeting.

The Board of Directors recommends that you vote in favor of each of these matters.

1.	Approve the 2012 Italian GAAP financial statements of the Company and related documents and allocation of the annual net income

The 2012 Italian GAAP draft financial statements of the Company and related documents (i.e., statement of assets and liabilities, profit and loss account, supplemental notes, report of the Board of Directors on the management of the Company and the reports of the Board of Statutory Auditors and the independent auditors) will be available for review at the registered office of the Company, located in Villa Guardia (Province of Como), Piazza XX Settembre 2, and also will be posted on the Company’s website at www.gentium.com, starting no later than April 12, 2013.  The Board of Directors recommends that the shareholders approve such financial statements and related documents and to allocate 5% of the annual net income to the Company’s legal reserve - pursuant to section 2430 of the Italian civil code and to use the remaining amount of the annual net income to cover the carried forward losses.

2.	Set the number of members of the Board of Directors of the Company and elect members of the Board of Directors of the Company for the fiscal year 2013.

The Board of Directors submits to the shareholders’ attention the proposal of setting the number of members of the Board of Directors to seven (7) and electing each of the following individuals as members of the Board of Directors for the term from this Ordinary Shareholders’ Meeting to the Company’s Ordinary Shareholders’ Meeting approving the 2013 Italian GAAP draft financial statements (the “Company’s 2014 Annual Ordinary Shareholders’ Meeting”), or until otherwise replaced or removed. Additional information about each nominee is provided below.

a.           Gigliola Bertoglio

b.           Marco Brughera

c.           Laura Ferro

d.           Khalid Islam

e.           Bobby Sandage

f.           Elmar Schnee

g.           Joyce Victoria Bigio

Gigliola Bertoglio, 78, has served as one of our directors since December 2004.  Ms. Bertoglio has been a partner of Audirevi S.r.l., an Italian registered public accounting firm, since January 2005 and was a self-employed consultant during 2004. From 1970 through 2003 she was employed by Reconta Ernst & Young (the Italian affiliate of Ernst & Young LLP) and its predecessors and was an audit partner beginning in 1977. From 1998 until leaving the firm, she was responsible for the firm’s Capital Market Group in Italy. From 1989 to 1998, she was responsible for directing the firm’s Professional Standards Group, a member of the Accounting and Auditing Standards Group of Ernst & Young International and a coordinating audit partner for clients with international operations. From 1977 to 1989, Ms. Bertoglio was a partner of the Italian firm of Arthur Young & Co. (the predecessor to Ernst & Young) where she was responsible for directing the firm’s Professional Standards Group, served in an advisory role to the Accounting and Auditing Standards Group of Arthur Young International and was a coordinating audit partner for clients with international operations. From 1970 to 1977, she was an Audit Manager (1970 to 1974) and an Audit Principal (1975 to 1977) with the Italian firm of Arthur Young & Co. in its Rome and Milan offices. Prior to 1970, Ms. Bertoglio was employed in the New York offices of Horwath & Horwath and LKH&H, both of which were public accounting firms. She earned a degree in Public Accounting from New York University and a Diploma in Accounting from Economics Institution in Biella, Italy. She is a Certified Public Accountant (active license to August 31, 2003, inactive after that) in the United States and included in the Register of Authorized Auditors of Consob, the Italian Stock Exchange’s regulatory agency for public companies.

Marco M. Brughera, 57, has served as one of our directors since December 2011.  Since January 2011, Dr. Brughera has held several positions for the Sigma-Tau Group, including Global Head Rare Disease Franchise and Corporate R&D Managing Director of Sigma-Tau Industrie Farmaceutiche Riunite S.p.A., President of Sigma-Tau Research Switzerland SA, and member of the Board of Directors of Sigma-Tau Pharmaceuticals Inc. and of Sigma Tau Rare Diseases SA.  From 2004 to 2010, Dr. Brughera was the Vice President of Preclinical Development at Nerviano Medical Sciences, a pharmaceutical research and development facility in Italy and one of the largest oncology-focused integrated discovery and development companies in Europe.  During that time, Dr. Brughera also served as the Managing Director at Accelera, Srl, an independent contract research organization within the Nerviano Medical Sciences Group.  From 1999 to 2004, Dr. Brughera held various positions at Pharmacia & Upjohn and Farmitalia Carlo Erba SpA, an Italian pharmaceutical company.  Dr. Brughera earned a degree in veterinary medicine from the University of Milan in 1981.  He is also a Eurotox Registered Toxologist.

Laura I. Ferro, 61, is our former President and Chief Executive Officer (1991 until 2009) and has served as one of our directors since 1991.  Dr. Ferro is the former President and Chief Executive Officer of our shareholder, F3F S.p.A. (formerly FinSirton S.p.A.).  From 1991 to 2010, Dr. Ferro also held various positions at Sirton Pharmaceuticals S.p.A., a subsidiary of FinSirton S.p.A. that specializes in manufacturing pharmaceutical products.  Prior to that, Dr. Ferro was a practicing physician for 15 years. Dr. Ferro is a member of the executive committee of Farmindustria, an Italian pharmaceutical industry group. She is also the President of the Gianfranco Ferro Foundation, a not-for-profit Italian organization with the mission of stimulating research, education and dissemination of information on the correct use of medications and adverse effects of medicines. Dr. Ferro received her M.D. and Ph.D. degrees from the University of Milan, and a MBA from Bocconi University in Milan in 1994.  Dr. Ferro is a licensed physician. She was certified in psychiatry at the University of Milan in 1981 and in Clinical Pharmacology at the University of Milan in 1994.

Khalid Islam, 57, has served as our Chairman of our Board of Directors since December 2009, Chief Executive Officer since November 2009, and interim Scientific Director from October 2011 to February 2012.  Dr.  Islam has over 22 years of experience in the pharmaceutical sector. From 1999 to 2008, he was the President and Chief Executive Officer of the SWX-listed anti-infective company Arpida AG. Prior to joining Arpida, he held various research and development roles at Hoechst Marion Roussel and Marion-Merrell Dow, both global pharmaceutical companies. He is the founder/co-founder of several companies and has previously served as a member of the Board of Directors for Arpida AG in Switzerland, Rheoscience A/S in Denmark and Chairman of Arpida Inc. In addition, Dr. Islam is currently the Chairman of the Board of Directors of C10 Pharma in Norway, an advisor to the venture capital group Kurma Biofund in Paris, a member of the International Scientific Advisory Board of the Network of Excellence in Pathogenomics, and a member of the Editorial Board of Current Drug Discovery and Technologies. He received a Bachelor of Science from Chelsea College, University of London, and his Ph.D. from Imperial College, University of London. He has published over 80 articles in scientific journals and holds numerous patents.

Bobby Sandage, Jr., 59, has served as one of our directors since October 2009.  Dr. Sandage currently serves as President of Coronado Biosciences, Inc., a clinical stage biopharmaceutical company focused on cancer care, and has held these positions since April 2011.  He served as the President and CEO of Coronado Biosciences, Inc. from April 2011 until December 2012.  From March 2010 until April 2011, Dr. Sandage served as Vice President of Embedded Therapeutics at NYSE-listed Covidien plc.  From 1991, and until Indevus Pharmaceuticals was acquired by Endo Pharmaceuticals in 2009, Dr. Sandage held various positions at Indevus Pharmaceuticals, including as Executive Vice President of Research and Development and Chief Scientific Officer.  Following the acquisition of Indevus Pharmaceuticals, Dr. Sandage served as the Executive Vice President for Endo Pharmaceuticals, a pharmaceutical company listed on Nasdaq that is engaged in the research, development, sale and marketing of analgesic products and products to treat various urological and endocrinological conditions.  Prior to joining Indevus Pharmaceuticals, Dr. Sandage held senior drug development positions DuPont Merck Pharmaceutical Company, DuPont Critical Care (formerly American Critical Care) and Merrell Dow Pharmaceuticals.  Dr. Sandage previously served as a member of the Board of Directors of Osteologix Inc., a public pharmaceutical company that focuses on the treatment and prevention of diseases of bone and joint tissue. He has also served as a member of the Board of Directors of Genta, Inc., also a public company.  Dr. Sandage has a B.S. in Pharmacy from the University of Arkansas and Ph.D. in Clinical Pharmacy from Purdue University.

Elmar Schnee, 53, has served as one of our directors since May 2012.  Mr. Schnee has more than 20 years of experience in the international pharmaceutical industry, with specific expertise in strategic planning, business development and marketing acquired through various positions held at Merck, Fisons Pharmaceutical PLC, Sanofi-Synthélabo and UCB Pharma.  Since 2011, Mr. Schnee has served as Executive Chairman of Cardiorentis Ltd., a biopharmaceutical company specializing in the development and commercialization of therapies for the treatment of acute heart failure (AHF).  Previously, Mr. Schnee spent several years in the global pharmaceutical and chemical group at Merck KGaA.  He joined Merck in 2003 as Managing Director of Merck Santé s.a.s. in Lyon, France. In January 2004, Mr. Schnee assumed responsibility for global operations of the ethical pharmaceuticals division of Merck KGaA, and in November 2005, Mr. Schnee was appointed as Deputy Member of the Executive Board responsible for the pharmaceuticals business sector.  In 2006, he was appointed as Regular Member of the Executive Board and General Partner of Merck KGaA, with responsibility for pharmaceutical products oversight.  Mr. Schnee holds a degree in Marketing Management from the Swiss Institute of Business Administration in Zurich.

Joyce Victoria Bigio, 58, is being proposed as a new member of our Board of Directors. Ms. Bigio’s experience includes audit, management, governance, restructuring, reporting and consulting in a wide range of industry sectors. Ms. Bigio is the Managing Partner of International Accounting Solutions (IAS), an accounting services practice founded by Ms. Bigio in 2002, which specializes in financial reporting, accounting, bookkeeping, internal controls and strategic information system planning.  Since April 4, 2012, Ms. Bigio has served as a member of the board of directors of Fiat S.p.A..  She also currently serves on the board of directors of Simmel Difesa S.p.A., the Italian subsidiary of Chemring Plc, Europa Donna – Umberto Veronesi Foundation, and Faraone Business Advisory.  From 1998 to 2002, Ms. Bigio served as CFO of Sotheby’s Italy.  From 1995 to 1998, she was the general manager of American International Bakeries, a start-up company in the Italian bakery market.  From 1989 to 1995, Ms. Bigio worked at Waste Management Group in London, first as head of European reporting, then in its European merger and acquisition department.  From 1986 to 1989, she served as controller of Euromobiliare, an investment bank. Previously, Ms. Bigio spent 10 years at Arthur Andersen in the audit divisions in Washington, D.C. and Milan. Ms. Bigio has dual Italian-American citizenship and holds a degree in Economics and Commerce from the University of Virginia, with a major in Accounting.

3.           Approve director compensation for the fiscal year 2013.

The Board of Directors submits to the shareholders’ attention the following proposal to approve, as compensation for each director of the Company for the term from this Ordinary Shareholders’ Meeting to the Company’s 2014 Annual Ordinary Shareholders’ Meeting, (i) US$ 45,000 in the form of an annual cash retainer, and (ii) a stock option for 11,500 ordinary shares of the Company.  The stock options will fully vest at the end of each director’s term following his or her re-election to the Board of Directors at this Annual Ordinary Shareholders’ Meeting and will have an exercise price equal to the higher of (i) the fair market value of the Company’s ADSs on the date of grant and (ii) €2.12 pursuant to the resolutions taken at the 2012 Extraordinary Shareholders’ meeting. Such compensation excludes any committee fees and travel reimbursement.

4.
Approve the engagement of Reconta Ernst & Young S.p.A. as the Company’s independent auditor for the year 2013 with respect to the Company’s U.S. GAAP financial statements and its compensation, and as the Company’s independent auditor, for the three year period 2013/2015 with respect to the Company’s Italian GAAP Financial Statements and its compensation.

The Board of Directors submits to the shareholders the proposal to resolve upon (A) the engagement of Reconta Ernst & Young S.p.A. as the Company’s independent auditor for the year 2013 with respect to the Company’s U.S. GAAP financial statements, and, in connection therewith, (B) the engagement of the same firm as the Company’s independent auditor for the three year period 2013/2015 - ending at the Company’s Annual Ordinary Shareholders’ Meeting for the approval of the Italian GAAP financial statements as of December 31, 2015 (the “Company’s 2016 Annual Ordinary Shareholders’ Meeting”); (C) the compensation to such auditor of € 130,000.00 plus extra-ordinary amounts to be expressly determined for extraordinary transactions and services for the activities set forth in the previous point (A) and the compensation to such auditor of € 30,000.00 per year for the activities described in the previous point (B); and (D) granting the Chairperson of the Board and any other executive officer of the Company the power to negotiate with Reconta Ernst & Young S.p.A. the terms and conditions of its engagements, including the power to enter into ad-hoc engagement letters.

In light of the above, the Board of Directors proposes to hold an Ordinary Shareholders’ Meeting to approve the following resolutions:

At the Ordinary Shareholders’ Meeting of Gentium S.p.A., after having examined and approved the report of the Board of Directors, the shareholders

RESOLVED

To approve the 2012 Italian GAAP financial statements of the Company and related documents and to allocate 5% of the annual net income to the Company’s legal reserve, pursuant to section 2430 of the Italian civil code, and to use the remaining amount of the net income to cover the carried forward losses.

To set the number of members of the Board of Directors of the Company to seven (7) and to elect each of the following individuals as members of the Board of Directors of the Company for the term from this Ordinary Shareholders’ Meeting to the Company’s 2014 Annual Ordinary Shareholders’ Meeting, or until otherwise replaced or removed:

a.           Gigliola Bertoglio

b.           Marco Brughera

c.           Laura Ferro

d.           Khalid Islam

e.           Bobby Sandage, Jr.

f.           Elmar Schnee

g.           Joyce Victoria Bigio

To approve as compensation for each director of the Company for the term from this Ordinary Shareholders’ Meeting to the Company’s 2014 Annual Ordinary Shareholders’ Meeting, excluding any committee fees and travel reimbursement, (i) US$ 45,000 in the form of an annual cash retainer and (ii) a stock option for 11,500 ordinary shares of the Company.

To approve (A) the engagement of Reconta Ernst & Young S.p.A. as the Company’s independent auditor for the year 2013 with respect to the Company’s U.S. GAAP financial statements; (B) the engagement of the same firm as the Company’s independent auditor, for the three year period 2013/2015 - ending at the Company’s 2016 Annual Ordinary Shareholders’ Meeting - with respect to the Company’s Italian GAAP Financial Statements and, in connection therewith; (C) compensation to such auditor of € 130,000.00, plus extra-ordinary amounts to be expressly determined for extraordinary transactions and services, for the activities set forth in the previous point (A), compensation per year to such auditor of € 30,000.00 for the activities described in the previous point (B); and (D) granting the Chairperson of the Board and any other executive officer of the Company the power to negotiate with Reconta Ernst & Young S.p.A. the terms and conditions of its engagements, including the power to enter into ad-hoc engagement letters.